served as the Vice President -- Asset Management of Evans Withycombe, Inc. since 1986. From 1983 to 1986, Mr. Fannin served as the Director of Finance of an Arizona real estate development firm for three years, and was a member of the tax staff of a public accounting firm for a period of three years. Mr. Fannin is a Certified Public Accountant licensed in the State of Arizona and holds a Bachelor of Science degree in Accounting from the University of Arizona and a Masters of Business Administration degree from Arizona State University.


ITEM 11.  EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The Company was organized as a Maryland corporation in May 1994 and commenced operations in connection with the consummation of its Initial Public Offering on August 17, 1994. Prior to the its Initial Public Offering, the Company did not pay any compensation to its executive officers. The following table sets forth information concerning the compensation awarded to, earned by or paid during the last three fiscal years to the Company's Chief Executive Officer and to each of the four most highly compensated executive officers of the Company whose cash compensation exceeded $100,000 for the fiscal year ended December 31, 1996 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE


                                                                                                        LONG TERM
                                                         ANNUAL COMPENSATION                        COMPENSATION AWARDS
                                                ---------------------------------------   ---------------------------------------
                                                                                          RESTRICTED     SECURITIES
                                                                           OTHER ANNUAL     STOCK        UNDERLYING      ALL OTHER
                                       YEAR     SALARY (2)     BONUS       COMPENSATION    AWARDS (3)   OPTIONS/SARS   COMPENSATION
NAME AND PRINCIPAL POSITION             (1)        $             $            $                 $            #             (4) $
---------------------------            -----    ----------     -------     ------------    ----------   ------------   ------------
Stephen O. Evans....................    1996     $204,000      $     --     $ 14,400          --          45,000        $  2,918
 Chairman of the Board and Chief        1995      204,000            --           --          --              --           2,079
 Executive Officer                      1994       71,538        37,500           --          --         150,000           3,179

0. Keith Withycombe (5).............    1996      199,313            --       12,000          --          45,000           2,871
 President and Chief Operating          1995      204,000            --           --          --              --           1,853
 Officer                                1994       45,000        37,500           --          --         150,000           2,738

 Richard G. Berry (5)                   1996      181,188            --       12,000      40,006          54,000           1,812
   Executive Vice President             1995      165,000            --           --          --              --           2,310
                                        1994       53,654        28,125           --          --          65,000           2,767

 G. Edward O'Clair..................    1996      104,500            --        6,000          --          22,500           2,610
   Senior Vice President--              1995       99,493            --           --     423,240              --           1,014
   Construction                         1994       34,219         4,875           --          --           35,000          1,913

Paul R. Fannin......................    1996      116,000        15,000        3,000          --           30,000          1,784
   Senior Vice President-- Chief        1995      103,600            --        3,058     193,160               --          1,857
   Financial Officer, Treasurer and     1994       32,192         3,750        1,071          --           35,000            322
   Secretary

---------


(1) Compensation information contained in the above table for 1994 represents the period from August 17, 1994 (the date of the Initial Public Offering) through December 31, 1994.

(2) On an annualized basis in 1994, the salaries for the Named Executive Officers would be: $200,000 for each of Messrs. Evans and Withycombe, $150,000 for Mr. Berry, $95,667 for Mr. O'Clair, and $90,000 for Mr. Fannin.
(3) An aggregate of 82,802 shares of "restricted stock" were issued to certain officers of the Company in August 1995 in connection with the continuation of an executive incentive deferred compensation plan of a predecessor to the Company, including 21,162 shares to Mr. O'Clair and 9,658 shares to Mr. Fannin. Such shares vest over a three-year period after issuance and upon issuance such shares had voting and dividend rights with one-third of the shares vesting in August 1996. The value of the restricted stock at the end of the last fiscal year was $454,983 for Mr. O'Clair, and $193,160 for Mr. Fannin.
(4) Amounts shown in this column represent Company contributions to the Company's 401(k) Plan.

(5) Mr. Withycombe resigned as President and Chief Operating Officer of the Company effective January 21, 1997. Mr. Withycombe remains a director of the Company. On January 21, 1997, Richard G. Berry was appointed President and Chief Operating Officer of the Company.

INFORMATION CONCERNING STOCK OPTIONS

The following table contains information concerning the grant of stock options under the Company's Plan for the 1996 fiscal year to the Named Executive Officers. The table also lists potential realizable values of such options on the basis of assumed annual compounded stock appreciation rates of 5% and 10% over the life of the options which are set at a maximum of ten years.

                      OPTION GRANTS IN THE LAST FISCAL YEAR
                                INDIVIDUAL GRANTS

                                                                                                    POTENTIAL REALIZABLE VALUE
                                                                                                         AT ASSUMED ANNUAL
                           NUMBER OF      PERCENT OF TOTAL                                                RATES OF SHARE
                          SECURITIES           OPTIONS            EXERCISE                              PRICE APPRECIATION
                          UNDERLYING           GRANTED             OR BASE                              FOR OPTION TERM (4)
                        OPTIONS GRANTED    TO EMPLOYEES IN          PRICE          EXPIRATION      ----------------------------
       NAME                 (#)(1)           FISCAL YEAR          ($/SH)(2)          DATE(3)          5%($)(2)       10%($)(2)
----------------------  ---------------    ---------------      ------------     --------------     ------------   ------------
Stephen O. Evans             45,000             13.0%              $22.25         February 2006       $566,000     $1,434,000
F. Keith Withycombe          45,000             13.0%              $22.25         February 2006        566,000      1,434,000
Richard G. Berry             54,000             15.6%              $22.25         February 2006        705,000      1,785,000
G. Edward O'Clair            22,500              6.3%              $22.25         February 2006        283,000        717,000
Paul R. Fannin               35,000              8.7%              $22.25         February 2006        377,000        957,000


(1) These options generally will vest in three equal installments on the first, second and third anniversaries of the date of grant in the case of Messrs. Evans and Withycombe and in four equal installments for the other officers.
(2)  Based on the price per Common Share at the award date.
(3)  The expiration date of the options is ten years from the date of the award.
(4) The potential realizable value is reported net of the option price, but before income taxes associated with exercise. These amounts represent assumed annual compounded rates of appreciation at 5% and 10% only from the date of grant to the expiration date of the option.

The following table provides information related to the exercise of stock options during the year ended December 31, 1996 by each of the Named Executive Officers and the 1996 fiscal year-end value of unexercised options. There were no stock options exercised in 1996.

                AGGREGATED OPTION  EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES



                                                                                 NUMBER OF
                                                                                 SECURITIES
                                                                                 UNDERLYING                 VALUE OF
                                                                                UNEXERCISED               UNEXERCISED
                                                                                  OPTIONS                 IN-THE-MONEY
                                                                               AT FY-END (#)           OPTIONS AT FY-END
                                  SHARES ACQUIRED     VALUE REALIZED ($)        EXERCISABLE/              EXERCISABLE/
          NAME                    ON EXERCISE (#)                              UNEXERCISABLE          UNEXERCISABLE ($)(1)
-------------------------      --------------------   ------------------     -----------------        --------------------

Stephen O. Evans                         -                    -                111,250/83,750           $100,000/$50,000
F. Keith Withycombe (2)                  -                    -                100,000/83,750            100,000/50,000
Richard G. Berry                         -                    -                 46,000/73,000             32,500/32,500
G. Edward O'Clair                        -                    -                 23,125/34,375             17,500/17,500
Paul R. Fannin                           -                    -                 25,000/35,000             17,500/17,500


(1) Market value of underlying Common Stock on date of fiscal year-end minus the exercise price. The closing price on December 31, 1996 was $21.00.
(2) Keith Withycombe resigned as President and Chief Operating Officer effective January 21, 1997 and remains a director of the Company. Richard
     G. Berry was appointed President and Chief Operating Officer on such date.

The Company does not have any stock appreciation rights.

EMPLOYMENT AGREEMENTS

On August 17, 1994, each of Stephen O. Evans and Richard G. Berry entered into employment agreements with the Company for a term of three years. The agreements provide for annual compensation in the amounts set forth in the "Summary Compensation Table" above and incentive compensation on the terms set forth in "Incentive Compensation Plan" below. Each of the employment agreements provides for certain severance payments equal to base compensation for the longer of the balance of the employment term or 18 months in the event of disability or termination by the Company without cause or by the employee with "good reason."

The Company generally will have "cause" to terminate Messrs. Evans or Berry if such person (i) engages in acts or omissions with respect to the Company which constitute intentional misconduct or a knowing violation of law, (ii) personally receives a benefit of money, property or services from the Company or from another person dealing with the Company in violation of law, (iii) breaches his non-competition agreement with the Company, (iv) breaches his duty of loyalty to the Company, (v) engages in gross negligence in the performance of his duties or
(vi) fails to perform services that have been reasonably requested of him by the Board of Directors following applicable notice and cure periods and which are consistent with the terms of his employment agreement. Messrs. Evans or Berry will each have "good reason" to terminate his employment with the Company in the event of any reduction in his compensation without his consent, any material breach or default by the Company under his employment agreement or any substantial diminution in his duties.

As part of their employment agreements, each of Messrs. Evans and Berry agreed to a noncompetition covenant with the Company which generally prohibits them (with certain specified exceptions) from engaging in or carrying on, directly or indirectly, whether as an advisor, principal, agent, partner, officer, director, employee, shareholder, associate or consultant to any person, partnership, corporation or any other business entity which is engaged in the development, construction, acquisition or management of multifamily apartment properties in the North America except by or through the Company for the longer of (a) 12 months following the termination of employment with the Company or
(b) three years after the closing of the Company's Initial Public Offering, without the prior written consent of the Board of Directors; provided, however, if such person's employment is terminated by the Company without "cause" or by the employee for "good reason," the agreement not to compete will terminate upon the termination of employment.

On January 21, 1997, Mr. Withycombe resigned as an officer of the Company and his duties were assumed by Mr. Berry. Mr. Withycombe will continue to serve in his capacity as a Director of the Company. Pursuant to an employment agreement between the Company and Mr. Withycombe, Mr. Withycombe is prohibited (with certain specified exceptions) from engaging in or carrying on, directly or indirectly, whether as an advisor, principal, agent, partner, officer, director, employee, shareholder, associate or consultant to any person, partnership, corporation or any other business entity which is engaged in the development, construction, acquisition or management of multifamily apartment properties in North America except by or through the Company for one year following the termination of his employment with the Company.

1994 STOCK INCENTIVE PLAN

GENERAL. In August 1994 the Company's Board of Directors adopted, and the stockholders of the Company approved, the 1994 Stock Incentive Plan (sometimes referred to herein as the "1994 Plan"). The maximum number of shares of Common Stock that may be issued pursuant to Awards (as defined below) under the 1994 Plan is 1,830,000, subject to adjustment as set forth in the 1994 Plan. No person shall be eligible to be granted options and other Awards with respect to an excess of 250,000 shares of Common Stock during any one calendar year. The purpose of the 1994 Plan is to enable the Company, the Operating Partnership, the Management Company (as defined below) and their subsidiaries to attract, retain and motivate their employees and consultants by providing for or increasing the proprietary interests of such employees and consultants in the Company and to enable the Company to attract, retain and motivate its nonemployee directors and further align their interests with those of the Company's stockholders by providing for or increasing the proprietary interest of such directors in the Company. Any person, including any director of the Company, who is an employee of or consultant to the Company, the Operating Partnership, the Management Company or any of their subsidiaries (an "Employee"), is eligible to be considered for the grant of Awards under the 1994 Plan. The 1994 Plan also provides for the automatic grant of options to directors of the Company who are not employees ("Nonemployee Directors").

The 1994 Plan is required to be administered by a committee of the Board of Directors consisting of two or more directors, each of whom is a "Disinterested Person," as such term is defined in Rule 16b-3, as amended from time to time, promulgated under the Securities Exchange Act of 1934. Subject to the provisions of the 1994 Plan, the committee is authorized and empowered to administer the 1994 Plan, including, without limitation, adopting, amending and rescinding rules and regulations relating to the 1994 Plan; determining which persons are Employees under the 1994 Plan and to which of such Employees, if any, Awards shall be granted under the 1994 Plan; granting Awards to Employees and determining the terms and conditions of Awards granted under the 1994 Plan, and the agreements relating to such Awards; and construing the 1994 Plan and the terms, conditions and restrictions of any Awards and Nonemployee Director Options granted under the 1994 Plan.

AWARDS TO EMPLOYEES. The committee is authorized under the 1994 Plan to enter into any type of arrangement with an Employee, consistent with the provisions of the 1994 Plan, that involves or might involve the issuance of (a) Common Stock,
(b) an option, warrant, convertible security, stock appreciation right or similar right, with an exercise or conversion privilege at a price related to the Common Stock, or (c) any other security or benefit with a value derived from the value of the Common Stock (any such arrangement is defined herein as the "grant" of an "Award").

Awards are not restricted to any specified form or structure and may include, without limitation, sales or bonuses of stock, restricted stock, stock options, reload stock options, stock purchase warrants, other rights to acquire stock, securities convertible into or redeemable for stock, stock appreciation rights, limited stock appreciation rights, phantom stock, dividend equivalents, performance units or performance shares. An Award may consist of any one of such security or benefit, or of two or more of them in tandem or in the alternative. A stock option granted to an employee of the Company may be an Incentive Option or a Nonqualified Option (as defined below), while a stock option granted to any other Employee will be a Nonqualified Option. The maximum number of Common Stock that may be issued pursuant to Incentive Options granted under the 1994 Plan is 1,000,000. Common Stock may be issued pursuant to an Award for any lawful consideration as determined by the committee, including, without limitation, services rendered by the recipient of such Award.

NONEMPLOYEE DIRECTOR OPTIONS. The 1994 Plan provides that each Nonemployee Director will, on the day of the annual meeting of stockholders of the Company, or any adjournment thereof, at which directors of the Company are elected, automatically be granted a Nonemployee Director Option to purchase 2,500 shares of Common Stock. In addition, each Nonemployee Director shall automatically be granted a Nonemployee Director Option to purchase 2,500 shares of Common Stock upon appointment to the Board of Directors. Each Nonemployee Director Option will have an exercise price equal to the greater of: (i) the fair market value of the underlying shares subject to such option on the date of its grant or
(ii) the aggregate par value of such Common Stock on such date.  Each

Nonemployee Director Option granted pursuant to the 1994 Plan shall become exercisable for the first time to purchase 100% of the Common Stock subject thereto one year after the date of grant of such Nonemployee Director Option.

AMENDMENT AND TERMINATION OF 1994 PLAN. The 1994 Plan may be amended or terminated by the Board of Directors at any time, except that the provisions relating to Nonemployee Director Options may not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code (the "Code"), ERISA, or the rules thereunder. Additionally, no amendment or termination of the 1994 Plan shall deprive the recipient of any Award or Nonemployee Director Option that was previously granted to the recipient under the 1994 Plan of his or her rights thereto without the recipient's consent.

Unless sooner terminated by the Board of Directors, the 1994 Plan will terminate on August 4, 2004. After termination of the 1994 Plan, no additional Awards or Nonemployee Director Options may be granted thereunder. Although Common Stock may be issued after August 4, 2004 pursuant to the exercise of Awards and Nonemployee Director Options granted prior to such date, no Common Stock shall be issued under the 1994 Plan after August 4, 2014.

INCENTIVE COMPENSATION PLAN


The Company has established an incentive compensation plan for officers and key employees of the Company. This plan provides for payment of a cash bonus to participating officers and key employees if certain performance objectives established for each individual are achieved. Pursuant to such plan, each of Messrs. Evans and Berry shall be entitled to receive a cash bonus of up to 100% of their respective base compensation, respectively, upon the achievement by the Company of specified targets of growth in funds available for distribution per share as determined by the Compensation Committee. The amount of the bonus to other participating officers and key employees is based on a formula determined for each employee by the Compensation Committee or the Chief Executive Officer and President of the Company, which is based on growth in funds available for distribution and specific business unit goals.


401(K) PLAN

The Company maintains through Evans Withycombe Management, Inc. (the "Management Company"), a qualified retirement plan, with a salary deferral feature designed to qualify under Section 401 of the Internal Revenue Code (the "401(k) Plan"). The 401(k) Plan permits employees of the Management Company to defer a portion of their compensation in accordance with the provisions of Section 401(k) of the Code. The 401(k) Plan currently allows participants to defer up to 20% of their eligible compensation on a pre-tax basis subject to certain maximum amounts. Matching contributions may be made in amounts and at times determined by the Company. Amounts contributed by the Company for a participant will vest over five years and will be held in trust until distributed pursuant to the terms of the 401(k) Plan. Employees are eligible to participate in the 401(k) Plan if they meet certain requirements concerning minimum age and period of credited service. Distributions from participant accounts will not be permitted before age 59 1/2, except in the event of death, disability, certain financial hardships or termination of employment.

For the fiscal year ended December 31, 1996, the Company contributed an aggregate of approximately $13,000 pursuant to the 401(k) Plan on behalf of the Named Executive Officers and $113,000 on behalf of all employees as a group. At December 31, 1996, a total of 272 of the Company's employees were participants in the 401(k) Plan.

EXECUTIVE INCENTIVE DEFERRED COMPENSATION PLAN


Prior to the Company's Initial Public Offering, Evans Withycombe, Inc. had in place an Executive Incentive Deferred Compensation Plan (the "Executive Plan"). Pursuant to the Executive Plan, certain executives of Evans Withycombe, Inc. (the "Participants") were granted unfunded, unsecured rights to receive cash payments based on the distributions from certain partnerships in which Evans Withycombe, Inc. owned an interest. The awards would have vested over a six-year period from the date of grant. In connection with the consummation of the Company's Initial Public Offering, all rights of Participants under the Executive Plan were canceled, and the Participants received (a) an aggregate of approximately $2.6 million in cash funded by the Management Company prior to the offering and (b) the right to receive an aggregate of 98,500 shares of restricted stock from the Company one year following the offering if they remained as employees of the Company during such period, of which 82,802 shares were issued on or about August 17, 1995. One third of the shares will vest on each of the second, third and fourth anniversaries of the offering based upon the continued employment by the Company of the Participants.


DIRECTOR COMPENSATION

The Company currently pays each non-employee director a fee of $12,000 per year for services as a director plus $500 for attendance in person at each meeting of the Board of Directors (including telephonic board meetings), but not for committee meetings. The Company also reimburses the directors for travel expenses incurred in connection with their duties as directors of the Company. The Board of Directors has approved a plan to allow the non-employee directors to elect to receive payment of their retainer fees in the form of Common Stock
or options to purchase Common Stock rather than in cash.   See "Non-Employee
Directors Stock Plan" below. In addition, pursuant to the terms of the Company's 1994 Stock Incentive Plan, each non-employee director will automatically receive on the date of each annual meeting an option to purchase 2,500 shares of Common Stock, at an exercise price equal to the fair market value of such shares on the date of grant. See "Item 11. Executive Compensation--1994 Stock Incentive Plan." The Company has been advised that any compensation received by Mr. O'Connor is as a nominee for CIIF Associates II Limited Partnership, a Delaware limited partnership.

                        NON-EMPLOYEE DIRECTORS STOCK PLAN

The Board of Directors adopted and the Company's stockholders approved the Evans Withycombe Residential, Inc. Non-Employee Directors Stock Plan (the "Directors Plan"). As discussed above, non-employee directors of the Company currently receive cash compensation as an annual retainer and for meeting fees. The Directors Plan is intended to more closely align the directors' compensation to the Company's stock price, to further the perspective of directors as stockholders, and to promote the long-term growth and financial success of the Company by enabling the Company to attract, retain and motivate such persons by providing for or increasing their proprietary interest in the Company. Under the Directors Plan, non-employee directors will have the ability to elect to receive their quarterly directors' retainer (including meeting fees) in the form of Common Stock or options to purchase Common Stock in lieu of the cash they would otherwise be entitled to receive.

ELIGIBILITY. Each director on the Board of Directors who on any date when the Company pays directors' retainer fees (each, a "Payment Date") is not an employee of the Company or a subsidiary of the Company is automatically a participant in the Directors Plan.

ADMINISTRATION. The timing, amount and persons eligible to receive stock or options under the Directors Plan are prescribed by the terms of the Directors Plan and requires no discretionary action by any administrative body. Each director may elect, six months before a Payment Date, to receive retainer fees payable on such date in the form of stock or options. Subject to the foregoing, the Directors Plan is administered by the Compensation Committee of the Board of Directors and by such persons to whom it may delegate any ministerial duties. The Directors Plan is intended to operate in a manner that exempts grants of stock and options under the Directors Plan from Section 16(b) of the Exchange Act and that does not affect the status of participants in the Directors Plan as "disinterested administrators" under Exchange Act Rule 16b-3, for purposes of their administering other stock-based plans of the Company.

STOCK SUBJECT TO THE DIRECTORS PLAN. The aggregate number of shares of the Company's Common Stock that can be issued under the Directors Plan may not exceed 100,000. Such number of shares shall be appropriately adjusted by the Compensation Committee if the Company's Common Stock is affected through a reorganization, merger, consolidation, recapitalization, restructuring, reclassification, dividend (other than quarterly cash dividends) or other distribution, stock split, spin-off or sale of substantially all of the Company's assets. Stock may not be issued under the Directors Plan more than ten years after the date of stockholder approval of the Directors Plan, except that Common Stock may be issued pursuant to the exercise of options granted prior to such date for a period of five years following such date.

STOCK AND OPTIONS AWARDS. Each participant in the Directors Plan may choose, through delivery of an irrevocable election six months in advance to the Company, to receive his or her directors retainer payment in the form of shares (a "Stock Election") or as options to purchase shares (an "Option Election").
If a participant makes a Stock Election with respect to the retainer fee payable on a quarterly Payment Date, then on such Payment Date, such participant in the Directors Plan will receive of his or her retainer in the form of shares of Common Stock. The number of shares to be received by a participant is equal to the retainer fee amount which the director is entitled to receive divided by the average closing price per share of the Common Stock reported for each of the five business days preceding the Payment Date (the "Market Price").

If a participant makes an Option Election with respect to a Payment Date, then on such Payment Date such participant shall be granted a nonqualified option to purchase shares of Common Stock with the following terms: (i) the option shall be immediately exerciseable, (ii) the option shall have a term of ten years, and
(iii) the exercise price of the shares subject to such option shall equal to 75% of the Market Price. The number of shares of Common Stock to be subject to such option is equal to the retainer fee amount which the director is entitled to receive divided by a number equal to 25% of the Market Price. That is, each such option will be granted with an exercise price that is 25% below the Market Price such that the spread between the exercise price and the Market Price multiplied by the number of shares subject to the option are, on the date of grant, equal to the amount of cash otherwise payable to, but forgone by such participant.

The number of shares to be received by any one director is not determinable in advance because such number is dependent both on the amount of directors' fees payable to such director and the trading price of the Company's Common Stock. Participants shall have full beneficial ownership of shares awarded under the Directors Plan, and shares received pursuant to exercise of options granted under the Directors Plan, including the right to vote and to receive any dividends payable with respect to such shares, subject to any restrictions on transferability required under Exchange Act Rule 16b-3.

AMENDMENTS AND TERMINATION. The Compensation Committee may alter, amend, suspend or terminate the Directors Plan, with or without stockholder approval, except that if required under Exchange Act Rule 16b-3 the provisions of the Directors Plan designating persons eligible to participate in the Directors Plan and specifying the amount of directors fees and the amount and timing of grants under the Directors Plan may not be amended more than once every six months other than to comport with changes in the Internal Revenue Code, the Employees Retirement Income Security Act, or the rules thereunder. The Directors Plan also provides that, to the extent any amendment is required by Exchange Act Rule 16b-3 to be approved by stockholders in order for the Directors Plan to continue to satisfy Rule 16b-3, such amendment to the Directors Plan shall not be made without approval of stockholders.


ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of January 15, 1997 regarding beneficial ownership of the Common Stock and Units of the Company by (i) each person known by the Company to be a beneficial owner of more than 5% of the Company's Common Stock, (ii) each director of the Company, (iii) the Chief Executive Officer and each of the four highly compensated executive officers of the Company whose cash compensation exceeded $100,000 for the fiscal year ended December 31, 1996 and (iv) the Company's executive officers and directors as a group. "Units" are partnership interests in the Operating Partnership. Units are exchangeable by the holder for cash or, at the Company's option, shares of Common Stock on a one-for-one basis (subject to adjustments) commencing in August 1995. For purposes of this Annual Report on Form 10-K/A, beneficial ownership of securities is defined in accordance with the rules of the Securities and Exchange Commission and generally means the power to vote or